Exhibit 10.11

LETTER AGREEMENT

March 31, 2011

Mark A. Tanner

10405 New Berlin Rd E.

Jacksonville, Florida 32226

Dear Mr. Tanner:

This Letter Agreement (this “Agreement”) is made as of March 30, 2011 by and between Trailer Bridge, Inc., a Delaware corporation (the “Company”), and Mark Tanner (the “Executive”), and sets forth the payments and benefits the Executive may receive upon being terminated after a Change in Control of the Company.

1. Definitions. For purposes of this Agreement, the following terms shall the have meanings ascribed to them. Additional defined terms are included throughout this Agreement.

2. “Cause” shall mean any of the following: (i) any willful conduct by the Executive which is materially injurious to the Company or its affiliates, which is not cured by the Executive within thirty (30) days after receiving written notice of such failure or refusal; (ii) the willful and substantial failure or refusal of the Executive to perform the duties assigned to the Executive (unless the Executive shall be ill or disabled), which failure or refusal is not remedied by the Executive within thirty (30) days after receiving written notice from the Company of such failure or refusal; or (iii) the Executive’s conviction of a felony of moral turpitude or a plea by the Executive of nolo contendere to a felony of moral turpitude.

3. “Change in Control” shall mean any of the following: (i) the consummation of a merger, reorganization, consolidation or similar transaction (or series of related transactions) which results in the holders of the voting securities of the Company outstanding immediately prior thereto failing to retain, immediately after such merger or consolidation (in substantially the same proportion as in effect immediately prior to such merger or consolidation), direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the securities entitled to vote generally in the election of directors of the Company or the surviving entity outstanding immediately after such merger or consolidation; (ii) the sale or other transfer of all or substantially all of the assets of the Company; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company’s then outstanding voting securities (other than an acquisition by a Company-sponsored employee benefit plan or by one or more members of the McLean Group); (iv) a liquidation or dissolution of the Company; or (v) a change in the composition of the Company’s Board of Directors (the “Board”) occurring within a period of twenty-four (24) consecutive months, as a result of which fewer than a majority of the directors are Incumbent Directors. The Incumbent Directors shall have the right to determine whether multiple sales or exchanges of the voting stock of the Company, which, in the aggregate, would result in a Change in Control, are related.

4. “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).

5. “McLean Group” shall mean the following persons: Clara L. McLean, Nancy McLean Parker, Malcom P. McLean, Jr., Patricia McLean Mendenhall and Artis E. James, Jr.

6. “Separation from Service” and “Specified Employee” shall have the meanings ascribed to such terms in the regulations promulgated under Code Section 409A, applying the default rules thereof.

7. Payments upon Termination Following a Change in Control. If, within the one year period following the consummation of a Change in Control, the Company terminates the Executive’s employment without Cause, then, subject to the other terms and conditions of this Agreement, including the general release requirement of Section 3, the Executive shall be entitled to receive, in lieu of any other compensation or payment as a result of such termination, the payments and benefits described hereunder following his Separation from Service.

8. Entitlement to Accrued Compensation and Benefits. The Company shall pay to the Executive:

9. any unpaid base salary through and including the date of the Executive’s Separation from Service;

10. any bonus earned, but unpaid, for the year prior to the year in which the Executive’s Separation from Service occurs;

11. pay for accrued but unused vacation;

12. unreimbursed business expenses to which the Executive is entitled to reimbursement under the Company’s expense reimbursement policy; and

13. any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company, other than severance pay which will be paid solely as provided in subsection (b).

The Company shall make such payment promptly, and in any case within ten (10) business days following the effective date of the Executive’s Separation from Service, except that the payments or benefits described in clauses (ii), (iv) or (v) above will be made in accordance with the terms of the respective plan, program, policy or practice of the Company under which such payments or benefits are due.

14. Entitlement to Severance. The Executive shall be entitled to receive severance payments in an amount equal to one year of the Executive’s then current annual base salary, payable over a period of twelve (12) months in accordance with the Company’s normal payroll practices, starting forty-six (46) days following his Separation from Service.

Notwithstanding the foregoing, if at the time of the Executive’s Separation from Service he is a Specified Employee, and if the amount payable to the Executive during the first six months following his Separation from Service under this subsection (b) would exceed the lesser of two (2) times (i) the Executive’s annual base salary for the year prior to the year of his Separation from Service or (ii) the compensation limit in effect under Code Section 401(a)(17) for the year in which his Separation from Service occurs (the “Six Month Severance Limit”), then the severance benefits paid during the first six (6) months following the Executive’s Separation from Service shall be limited to the Six Month Severance Limit, and the excess amount that would have been paid during such six (6)-month period but for such limit shall be accumulated and paid in a lump sum on the day immediately following the date that is six (6) months after the Executive’s Separation from Service.

15. Continued Medical and Welfare Benefits. Until the first anniversary of the Executive’s Separation from Service the Executive shall continue to be covered by the same medical and welfare benefits, in the same form and manner, as the Executive received and participated in immediately prior to the date of his Separation from Service; provided that to the extent that any benefit plan does not permit continuation of the Executive’s or his eligible dependents’ participation throughout such period, or that such continuation would violate applicable law or subject the Company to penalties under applicable law, the Company shall provide the Executive, on the first business day of each month, in advance, with an amount which is equal to the Company’s cost of providing such benefits. The continuation of such medical and other welfare coverage shall count as COBRA continuation coverage.

16. General Release Requirement. The Company shall not have any obligation to pay or provide any payments or benefits under this Agreement, unless the Executive executes, delivers to the Company, and does not revoke (to the extent the Executive is allowed to do so) a general release of all claims against the Company relating to the Executive’s employment and termination thereof, in such form as the Company may reasonably request, within forty-five (45) days of the Executive’s termination of employment.

17. No Set Off; No Mitigation. The Company’s obligation to pay the Executive the amounts and to provide the benefits hereunder shall not be subject to set-off, counterclaim or recoupment of amounts owed by the Executive to the Company. Further, the Executive shall not be required to mitigate the amount of the severance payments under Section 2(a) of this Agreement by seeking other employment or otherwise.

18. Withholding. The Company shall be entitled to withhold from amounts to be paid to the Executive hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold; provided that the amount so withheld shall not exceed the minimum amount required to be withheld by law unless otherwise elected by the Executive in writing.

19. Miscellaneous.

20. Amendment. This Agreement may be amended only in a writing that is signed by both parties.

21. Entire Agreement. This Agreement contains the entire understanding of the parties with regard to the matters expressed herein. There are no other agreements, conditions, or representations, oral or written, expressed or implied, with regard thereto. This Agreement supersedes all prior agreements, promises, and representations relating to the matters expressed herein.

22. Assignment. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes this agreement by operation of law or otherwise. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or obligations under this Agreement.

23. Successors. Subject to Section 6(c), the provisions of this Agreement shall be binding upon the parties hereto, upon any successor to or assign of the Company, and upon the Executive’s heirs and the personal representative of the Executive or the Executive’s estate.

24. Notice. Any notice, consent, waiver or other communication required or permitted to be given under the terms of this Agreement shall be in writing and shall be deemed to have been delivered: (i) upon receipt, when delivered personally; or (ii) one business day after deposit for next-day delivery with a nationally-recognized overnight courier service, in each case properly addressed to the party to receive the same, addressed as follows:

If to the Company, to:

William G. Gotimer, Jr.

Executive Vice President, General Counsel & Secretary

Trailer Bridge, Inc.

10405 New Berlin Road East

Jacksonville, Florida 32226

If to the Executive, to:

Mark A. Tanner

10405 New Berlin Rd E.

Jacksonville, Florida 32226

25. Separate Representation. The Executive hereby acknowledges that he has sought and received independent advice from counsel of the Executive’s own selection in connection with this Agreement, that he has not relied to any extent on any representative or counsel of the Company in deciding to enter into this Agreement, and that he agrees that the rule of construction, to the effect that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement.

26. Waiver of Breach. Any waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No waiver by the Company shall be valid unless in writing and signed by a person specifically authorized to do so by the Board.

27. Severability. If any one or more of the provisions (or portions thereof) of this Agreement shall for any reason be held by a final determination of a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions (or portions of the provisions) of this Agreement, and the invalid, illegal, or unenforceable provision shall be deemed replaced by a provision that is valid, legal, and enforceable and that comes closest to expressing intention of the parties.

28. Governing Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to conflict of law principles.

29. Headings. The headings of articles and sections herein are included solely for convenience and reference and shall not control the meaning of interpretation of any of the provisions of this Agreement.

30. Counterparts. This Agreement may be executed by either of the parties in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TRAILER BRIDGE, INC.

By:	/s/ William G. Gotimer, Jr.
William G. Gotimer, Jr.
Executive Vice President, General Counsel and Secretary

Mark A. Tanner

/s/ Mark A. Tanner